UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.     )

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Evercore Partners Inc.

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Beginning on May 14, 2013, Evercore Partners Inc. sent the following communication and presentation to certain stockholders of the Company:

Dear Stockholder:

By now you should have received a copy of our proxy statement, annual report to stockholders and your proxy or voting instruction card. I urge you to read the materials, and in particular, I want to highlight Proposal No. 2, our Board’s proposed amendment to our equity incentive plan to increase the number shares available under the plan by 5 million shares. In conjunction with this proposal, we have agreed to use our recently expanded stock repurchase program to ensure that our outstanding shares do not increase due to our annual bonus equity awards over the next three years. We also have committed to maintain our average three year burn rate at or below 2.5%, all of which will be used to attract new professionals to the firm, subject to our ability to reserve the necessary flexibility to address unusual circumstances that may arise. Please review the accompanying presentation which has important data in support of Proposal No. 2.

Our goal at Evercore is to create the premier global independent investment banking advisory firm delivering superior returns to our stockholders. We have made significant progress toward this goal, but in order to continue delivering superior returns we need to continue to attract, retain and motivate the best talent in the business. Sustaining the compensation strategies that have served us well is fundamental to our continued success in attracting and retaining such talent and to our overall continued progress.

Below is a summary of the reasoning behind our Board’s decision to recommend that you approve Proposal No. 2:

•

The ability to issue equity is fundamental to our compensation strategy. For the last five years, over 95% of our annual bonus equity awards were granted to employees who had direct revenue generating responsibilities, enhancing retention and aligning their interests with our stockholders. Equity awards are also a key element of recruiting new Senior Managing Directors – a fundamental driver of our growth. Annual bonus equity awards are delivered as a component of an employee’s annual incentive compensation amount and always are based on services already performed and revenue already generated.

•

Recruitment and retention of employees has driven our success and is necessary for our continued success. Equity compensation is critical in aligning the interests of our employees with those of our stockholders. By making equity a meaningful portion of our employees’ compensation with vesting and transfer restrictions, we are compensating our employees for their individual performance, and our employees are therefore motivated to conduct the business in a manner that produces superior returns for our stockholders over the long-term. We believe this, in part, has resulted in the long-term value we have created for our stockholders, as evidenced by our total shareholder return over the last five years, which has significantly outperformed our peers and the market.

May 14, 2013

•

We are focused on mitigating the dilutive effect of annual bonus equity awards and are disciplined in granting equity awards. Annual bonus equity awards are made as part of an appropriate compensation package for each of our employees. They are not in any way incremental to our annual compensation awards. Moreover, in the past three years, we have offset more than 100% of the dilutive effect of our annual bonus equity awards through stock repurchases. Our three year average net dilution for 2012, 2011 and 2010, which takes into account shares issued to attract new employees, annual bonus awards and stock repurchases, is less than 1%. Furthermore, in 2012, we adopted an expanded stock buyback program allowing for the repurchase of up to 5 million shares. This expanded program will position us to continue to execute our goal of offsetting 100% of the dilutive effect of annual bonus equity grants. We are committed to sustaining these buybacks.

•

A reduction in our use of equity-based compensation would require a corresponding increase in our use of alternative deferred compensation programs. If the amendment is not approved, we would be compelled to alter our compensation program to implement alternative deferred compensation programs. These programs do not provide the same benefits as equity, such as alignment with stockholder interests, and would likely involve increased administrative costs.

Our Board recommends that you vote “FOR” Proposal No. 2. Please take a few minutes to vote your shares today. Your vote is very important.

We value your input on this topic. If you have any questions, please contact our CFO, Bob Walsh or our General Counsel, Adam Frankel. Thank you for your consideration on this important matter.

/s/ Ralph Schlosstein
Ralph Schlosstein
President and Chief Executive Officer

Equity Compensation May 2013

44
48
54
67 67
40
45
50
55
60
65
70
$0
$100,000
$200,000
$300,000
$400,000
$500,000
$600,000
$700,000
FY2008 FY2009 FY2010 FY2011 FY2012
Revenue (000's) Number of SMD's
(end of year)
Our Growth in Senior Talent Drives the Company’s Growth
Our full year net revenues from 2008-2012 grew from $195 million to $642 million.  During this same period, our population of SMDs grew from 44 to 67.
Growth of Net Revenue and Senior Managing Directors

We use equity awards to foster an ownership culture by providing a direct economic link between employees and stockholders.
We believe that RSUs are a better form of compensation because:
– They encourage our employees to think like stockholders, and
– In contrast to options, for which the recipient is unaffected by stock-price drops below the strike price, RSU recipients, like shareholders, are exposed to both the downside and the upside of share performance.
RSUs are delivered as a component of the agreed upon annual bonus compensation, and not in addition to that compensation. In other words, the amount of compensation always is determined first, with the mix of cash and
RSUs determined subsequently. They are also a critical element in recruiting new SMDs.
We offset 100% of the dilutive effect of bonus equity awards through share repurchases, and opportunistically offset new hire equity awards through share repurchases.
Our proposed 5 million share increase will enable us to continue this element of our strategy for 2-3 years.
2
Equity awards are a fundamental element of the growth strategy of the firm, both for recruiting new employees and incenting and retaining our existing team.
Equity Compensation is a Fundamental Element of our Strategy

(1) The Stock Performance graph and related table compares the performance of an investment in our Class A common stock from December 31, 2007 through March 28, 2013, with Greenhill & Co., Lazard and the S&P 500 Index. The graph assumes
$100 was invested at the opening of business on December 31, 2007 in each of our Class A common stock, Greenhill & Co.'s common stock, Lazard's common stock and the S&P 500 Index. It also assumes that dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance.
(includes reinvestment of dividends)
Equity Compensation Aligns Employee and Stockholder Interests
We believe our equity compensation practices have contributed to the value we have created for our stockholders, as evidenced by our total shareholder returns over the last five years, which have significantly outperformed our peers and the market.
$250
200
150
50
100
Dec 31, Dec 31, Dec 31, Dec 31, Dec 30, Dec 31, Mar 28,
Company / Index 2007 2008 2009 2010 2011 2012 2013
Evercore Partners Inc. $100 $60 $150 $171 $137 $161 $223
S&P 500 Index $100 62 76 86 86 97 107
Greenhill & Co. $100 108 127 132 62 92 95
Lazard $100 74 96 101 68 81 93

Unless Proposal No. 2 is approved, we won’t have sufficient shares under the plan to support annual bonuses and grants to new hires required to continue attracting and incentivizing our employees to achieve our objectives.
We have consistently recognized the potentially dilutive aspects of equity grants and, as our grant and stock buyback history indicates, have worked assiduously to mitigate such dilution. (See Annex A).
In connection with our request to increase the number of shares under the plan, we have agreed (subject to unusual circumstances that may arise) to use our recently expanded stock repurchase program to:
– offset 100% of the dilutive effect of our annual bonus equity awards over the next three years, and
– maintain our average three year burn rate at or below 2.5%.
4
Evercore is requesting that stockholders vote to approve Proposal No. 2, which authorizes an additional
5 million shares under the Plan, and which we believe is necessary for Evercore to continue delivering value to you.
Proposal No. 2 - Amendment to the Plan and Our Commitment to Offset Dilutive Effects

The ability to issue equity is fundamental to our compensation strategy.
equity awards were granted to employees who had direct revenue generating and client-facing responsibilities, enhancing retention and aligning their interests with our stockholders.  Equity awards are also a key element of recruiting new Senior Managing Directors – a fundamental driver of our growth. Annual bonus RSUs are delivered as a component of an employee’s annual incentive compensation amount (and is based on services already performed and, for award recipients who have client facing responsibilities, revenue already generated rather than for future potential performance), and is not in addition to annual incentive compensation. Equity-based compensation is tied directly to an individual’s contribution to the business, and not to seniority or role.
Recruitment and retention of employees has driven our success and is necessary for our continued success.
Equity compensation is critical in aligning the interests of our employees with those of our stockholders.  By making equity a significant portion of our employees’ compensation with vesting and transfer restrictions, we are linking our employees’ compensation to the performance of Evercore, and our employees are therefore motivated to conduct the business in a manner that produces superior returns for our stockholders over the long-term.  We believe this, in part, has resulted in the long-term value we have created for our stockholders, as evidenced by our total shareholder return over the last five years, which has significantly outperformed our peers and the market.
We are focused on mitigating the dilutive effect of annual bonus equity awards and are disciplined in granting equity awards.In the past three years, we have offset all of the dilutive effect of our annual bonus equity awards through stock repurchases.  Our three year average net dilution for 2012, 2011 and 2010, which takes into account annual share bonus awards for existing employees, share awards for new employees and stock repurchases, is less than 1%.  Furthermore, in 2012, we adopted an expanded stock buyback program allowing for the repurchase of up to 5 million shares.  This expanded program will position us to execute our goal of offsetting the dilutive effect of annual bonus equity grants, and to keeping total dilution from the plan to under 2.5%.
A reduction in our use of equity-based compensation would require a corresponding increase in our use of alternative deferred compensation program
compensation program to implement alternative deferred compensation programs.  These programs do not provide the same benefits as equity, such as alignment with stockholder interests, and would likely involve increased administrative costs.
equity awards.
alternative deferred compensation programs.
The ability to issue equity is fundamental to our compensation strategy.
We are focused on mitigating the dilutive effect of annual bonus equity awards and are disciplined in granting
A
reduction in our use of equity-based compensation would require a corresponding increase in our use of
For the last five years, over 95% of our annual bonus
Reasons why Our Board Recommends that You Vote to Approve Proposal No. 2
If the amendment is not approved, we would be compelled to alter our

2010 2011 2012
Three Year
Average
Equity Grants:
Bonus Equity
1,088 1,464
2,420 1,657
New Hire Equity
386 745
743 625
Forfeitures
(307) (121)
(366) (265)
Net Equity Grants
1,167 2,088
2,797 2,017
Shares Repurchased
1,357 1,587
2,616 1,853
Net Issuance – Equity Grants Without New Hires
(586) (244)
(562) (461)
Net Issuance – Equity Grants With New Hires
(190) 501
181 164
Percentage of Net Equity Grants Repurchased Without New Hires
174% 118%
127% 133%
Percentage of Net Equity Grants Repurchased With New Hires
116% 76%
94% 92%
Weighted Common Shares Outstanding and Vested Evercore LP
Partnership Units
(1)
29,436 33,837 36,514 33,262
Burn Rate (Taking into Account Vested Evercore LP Partnership
Units and Forfeitures)
4.0% 6.2% 7.7% 5.9%
Burn Rate (Taking into Account Vested Evercore LP Partnership
Units, Share Repurchases and Forfeitures)
(0.6%) 1.5% 0.5% 0.5%
(shares in thousands)
6
(1) Includes vested Evercore LP partnership units outstanding for each period totaling 9,781, 7,818, 7,239 thousand for fiscal years 2010, 2011 and 2012, respectively
Annex A – Equity Grant and Stock Buyback History Overview
The dilution from equity grants (taking into account vested Evercore LP partnership units, share repurchases and forfeited shares) has averaged less than 1% over the past three years, and, excluding share repurchases, 5.9%.